Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO CORPORATION ANNOUNCES FOURTH QUARTER FISCAL 2008 SALES
EXCEED $100 MILLION

LAKE SUCCESS, NY – July 15, 2008 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced that the Company had exceeded $100 million in sales in the fiscal 2008 fourth quarter, the first time in the Company’s history that quarterly sales have reached this record level.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, “We are very proud of exceeding $100 million in quarterly sales for the first time in the history of Aceto.  This marks an important milestone in the Company’s history and an especially gratifying one in that it comes in spite of the very difficult economic environment that we find ourselves operating in.”

As is our customary practice, the Company will announce the results of operations for its fiscal fourth quarter and year ended June 30, 2008 in early September.  A press release providing details of the earnings conference call and webcast will be distributed approximately two weeks prior to the earnings release.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com